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                       Huntsman International Holdings LLC
                                500 Huntsman Way
                                 Salt Lake City
                                   Utah 84108
                                       USA


ICI Finance plc
Imperial Chemical House
9 Millbank
London SW1P 3JF
United Kingdom


                                                               December 20, 2001

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement dated as of June 30, 1999 (the "Registration Rights Agreement") between Huntsman International Holdings LLC, formerly known as Huntsman ICI Holdings LLC (the "Issuer") and ICI Finance plc ("ICI Finance"), and to the letter agreement dated November 2, 2000, as amended (the "B Note Letter Agreement"), between ICI Finance and the Issuer. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement.

In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. The B Note Letter Agreement is hereby terminated, including, for the avoidance of doubt, (i) the obligations of the Issuer under the last sentence of the third paragraph of Section 7 thereof and (ii) any transaction notice served thereunder.

2. The Hold Period Termination Date in the Registration Rights Agreement shall be deemed to have occurred 30 days after the date hereof so that, during such 30-day period, the Issuer shall have the ability to investigate and observe the market for its debt securities without any overhang from any pending sale or transfer of the Registrable Notes.

3.   The Registration Rights Agreement is hereby amended as follows:

     (a)  The following definition shall be added to Section 1:
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          "Private Sale Letter Agreement: The Private Sale Letter Agreement
          dated as of o, 2001 between the Issuer and the Holders."

     (b) in the seventh sentence in Section 2(a), the words "at any time, the Issuer may (i) delay the filing" shall be deleted and replaced by the words "the Issuer may, on one occasion only in any consecutive twelve month period (i) delay the filing";

     (c) in the seventh sentence in Section 2(a), the words "90 days in any consecutive twelve month period" shall be deleted and replaced by the words "45 days in any consecutive twelve month period";

     (d) in the first sentence of Section 2(b), clause (ii), after the words "(other than any such failure which is caused by any action or failure to act on the part of any or all of the Holders)", the following words shall be inserted: "which is set forth in any written purchase agreement entered into, inter alia, between the Holders, on the one hand, and such underwriter, on the other hand (it being understood and agreed that the failure or inability of the Holders or any underwriter to enter into a purchase agreement shall not constitute a failure of any condition for the purposes of this clause (ii))".

     (e) Section 4(b) shall be deleted in its entirety and replaced by the following:

          "NUMBER OF REGISTRATIONS. The Issuer shall be obligated to effect up to six (6) Registrations (whether pursuant to Section 2(a) or Section
          8) in the aggregate pursuant to this Agreement, PROVIDED that up to five (5) of such Demand Notices or Rule 144A Notices may be given at any time and one additional Demand Notice or Rule 144A Notice may only be given at any time on or after January 1, 2004, and PROVIDED FURTHER that each Private Sale Notice given by a Holder pursuant to the Private Sale Letter Agreement shall be counted as a Registration effected under this Agreement.";

     (f) in the first sentence of Section 5(o), clause (v)(A), the words "two Registrations pursuant to Section 2(a) or Section 8" shall be deleted and replaced by the words "four Registrations (but no more than three Registrations for which a Demand Notice or Rule 144A Notice is given prior to January 1, 2004) pursuant to Section 2(a) or Section 8,";

     (g) in the first sentence of Section 5(o), clause (v)(A), the words "with respect to such two Registrations" shall be deleted and replaced by the words "with respect to such four Registrations";

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     (h)  in the proviso to Section 5(o), clause (v)(A), the words "two management participations" shall be deleted and replaced by the words "four management participations";

     (i) in the proviso to Section 5(o), clause (v)(A), after the words "as the case may be," the following words shall be inserted: "and PROVIDED FURTHER that each Private Sale Roadshow which occurs pursuant to the Private Sale Letter Agreement shall count against the four management participations allotted hereby regardless of whether any such Private Sale is consummated,";

     (j) in the proviso to Section 5(o), clause (v)(B), after the words "the Issuer and its affiliates." the following words shall be inserted:
          "Notwithstanding the foregoing, the Issuer will not be obligated to participate, or to make members of the Issuer's management available to participate, in more than four roadshows under this Agreement.";

     (k) Section 6 shall be deleted in its entirety and replaced by the following:

          "Except as provided below, all fees and expenses (including any underwriting discounts and commissions) incident to the performance of or compliance with this Agreement or the Private Sale Letter Agreement by the Issuer shall be borne by the Holders, and shall constitute a joint and several obligation of each of them, whether or not a Registration Statement is filed or becomes effective or an Offering Memorandum is printed or an Information Memorandum (as defined in the Private Sale Letter Agreement) is prepared (except with respect to any particular Registration Statement or Offering Memorandum where the Issuer failed to use its reasonable best efforts to fulfill its obligations under the first paragraph of Section 5 with respect to such Registration Statement or Offering Memorandum and with respect to any Information Memorandum where the Issuer failed to use its reasonable best efforts to fulfill its obligations under paragraph 5(d) of the Private Sale Letter Agreement), including, without limitation, (i) all registration and filing fees (including, without limitation, (A) fees with respect to filings required to be made with the NASD in connection with an Underwritten Offering and (B) fees and expenses of compliance with state securities or Blue Sky laws (including, without limitation, reasonable fees and disbursements of counsel in connection with Blue Sky qualifications of the Registrable Notes and determination of the eligibility of the Registrable Notes for investment under the laws of such jurisdictions as provided in
          Section 5(h) hereof), (ii) the expenses relating to printing, word processing and distributing such

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          Registration Statement, Offering Memoranda, Prospectuses, Information
          Memoranda, underwriting agreements, indentures and any other documents necessary in order to comply with this Agreement or the Private Sale Letter Agreement, (iii) fees and disbursements of counsel for the Holders and counsel for the underwriters, if any, (iv) the reasonable fees and expenses of any special experts retained by the Issuer in connection with a Registration Statement or an Offering Memorandum or an Information Memorandum, (v) the fees and expenses of any "qualified independent underwriter" or other independent appraiser participating in an offering pursuant to Schedule E to the By-laws of the NASD, (vi) 50% of any and all rating agency fees, (vii) any fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange, and the obtaining of a rating of the securities, in each case, as applicable; (viii) any fees and disbursements of KPMG with respect to the historical financial information of the businesses acquired by the Issuer from Imperial Chemical Industries PLC and its affiliates, including without limitation any fees and disbursements resulting from the inclusion of such information in any disclosure document and any cold comfort or similar letter obtained with respect thereto and of any independent certified public accountants retained by a Holder and (ix) all other fees and expenses of any Holder, underwriter, initial purchaser or placement agent, PROVIDED that the following expenses shall be borne by the Issuer: (A) any and all internal costs and expenses of the Issuer and any of its affiliates (other than ICI Finance and its affiliates), (B) fees and disbursements of any counsel retained by the Issuer and any of its affiliates (other than ICI Finance and its affiliates) (C) any and all fees and disbursements of independent certified public accountants of the Issuer (other than any fees and disbursements of KPMG with respect to the historical financial information of the businesses acquired by the Issuer from Imperial Chemical Industries PLC and its affiliates, including without limitation any fees and disbursements resulting from the inclusion of such information in any disclosure document and any cold comfort or similar letter obtained with respect thereto), and (D) 50% of any and all rating agency fees"; and

     (l) in the first sentence of Section 8, the words "five Demand Notices or Rule 144A Notices," shall be deleted and replaced with the words "six Demand Notices or Rule 144A Notices (or, if the time of determination is before January 1, 2004, an aggregate of five Demand Notices or Rule 144A Notices),".

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4.   At any time and from time to time after the date hereof until ICI Finance and/or its affiliates has completed (x) the sale of all of its Registrable Notes or (y) the sale or other disposition of a majority of the voting or economic interest in any subsidiary or subsidiaries that, directly or indirectly, hold all of the Registrable Notes, the Issuer shall reasonably cooperate and assist ICI Finance in any effort to pre-market the Registrable Notes, by making reasonably available the relevant senior management of the Issuer to participate in a reasonable number of due diligence conference calls with ICI Finance and/or its affiliates and any prospective purchaser (subject to execution of Confidentiality Agreements), and the provision of historical financial information to any prospective purchaser, PROVIDED that such activities shall be arranged so as to cause minimal disruption to such management personnel's work-related duties to the Issuer and its affiliates.

5. At any time after the date hereof until ICI Finance and/or its affiliates has completed (x) the sale of all of its Registrable Notes or (y) the sale or other disposition of a majority of the voting or economic interest in any subsidiary or subsidiaries that, directly or indirectly, hold all of the Registrable Notes, ICI Finance and/or its affiliates shall be entitled to elect, by providing written notice of such election (a "Private Sale Notice") to the Issuer, to pursue a private sale of all or part of the Registrable Notes of ICI Finance and/or its affiliates (a "Private Sale"), PROVIDED that ICI Finance and/or its affiliates will not be deemed to have given (for the purposes of Section 4(b) of the Registration Rights Agreement and for purposes of the following paragraph), a Private Sale Notice with respect to which the Holders have withdrawn or cancelled such Private Sale Notice (i) at any time prior to the completion or preparation of an Information Memorandum described in Section 5(d) below (for the avoidance of doubt, the test under this clause (i) is completion of the Information Memorandum, not delivery thereof to any prospective purchaser) or (ii) at any time following the failure of any condition to the obligations of any purchaser to effect such Private Sale (other than any such failure which is caused by any action or failure to act on the part of any or all of the Holders) which are set forth in any written purchase agreement entered into, inter alia, between ICI Finance and/or any of its affiliates, on the one hand, and such prospective purchaser, on the other hand (it being understood and agreed that the failure or inability of ICI Finance, any of its affiliates or any prospective purchaser to enter into a purchase agreement shall not constitute a failure of any condition for the purposes of this clause (ii)).

     ICI Finance and/or its affiliates shall be entitled to give up to eight Private Sale Notices and the Issuer shall be obligated to participate in up to six Private Sale Roadshows (as defined below) in the aggregate pursuant to this letter agreement, PROVIDED that:

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     (1)  no more than three Private Sale Notices may be given within any two year period and no more than two Private Sale Notices may be given in any one year period,

     (2) each Registration effected pursuant to the Registration Rights Agreement shall reduce by one the number of Private Sale Notices that ICI Finance and/or its affiliates can give hereunder, and

     (3) each roadshow which occurs pursuant to the Registration Rights Agreement shall be counted as a Private Sale Roadshow hereunder.

     For the avoidance of doubt, ICI Finance and/or its affiliates may:

     (x) subject to the limitations and conditions set forth herein, give two Private Sale Notices even if all six Registrations under the Registration Rights Agreement (either by giving a Demand Notice, Rule 144A Notice or Private Sale Notice) have been effected, and

     (y) subject to the limitations and conditions set forth herein, instruct the Issuer to participate in two Private Sale Roadshows even if all four roadshows under the Registration Rights Agreement have occurred.

     In connection with a Private Sale, the Issuer will comply with the provisions of Section 5 of the Registration Rights Agreement to the extent that such provisions would be customary for a private sale transaction (including, without limitation, the requirements of paragraphs (a)-(j) below), and will also reasonably cooperate with and assist ICI Finance and/or its affiliates in any such Private Sale by using its reasonable best efforts, as expeditiously as practicable, to:

     (a) enter into a purchase agreement relating to a purchase of the Registrable Notes, which agreement will contain terms and conditions customary in transactions of a similar kind, and in which the Issuer will give such representations, warranties and indemnities and obtain such opinions of the Issuer's counsel and accountants' comfort letters as are customary in private sale transactions;

     (b) in the event that ICI Finance and/or its affiliates shall sell all of the Registrable Notes to one or more purchasers in a single transaction, the Issuer shall enter into a registration rights agreement with such purchasers relating to the Registrable Notes substantially in the form attached hereto as Exhibit A (the "Purchasers' Registration Rights Agreement") and upon execution and delivery of the Purchasers Registration Rights Agreement, the Issuer's obligations under the Registration Rights Agreement and

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          under this letter agreement shall automatically terminate and the
          Issuer shall have no further liability or obligation thereunder or hereunder;

     (c) prior to the first sale by ICI Finance or any of its affiliates of any Registrable Notes, negotiate in good faith with regard to any reasonable changes proposed by the prospective purchasers to the Amended and Restated Indenture dated as of the date hereof governing the Notes (the "Indenture") and the Purchasers' Registration Rights Agreement, PROVIDED that the Issuer will not be obligated to agree to any such changes that (i) would be detrimental to the Issuer's or ICI Finance and/or its affiliates' interest, respectively (except in any immaterial respect) and (ii) would constitute a "significant modification" as determined under U.S. Treasury
          Regulations SECTION 1.1001-3), in each case, in the reasonable judgment of the Issuer;

     (d) prepare an information memorandum and any necessary or appropriate amendment or supplement thereto (the "Information Memorandum") regarding the business, operations and prospects of the Issuer, including a review of the Issuer's historical and projected financial information by business unit. The Information Memorandum will, once approved by the Issuer, be provided by ICI Finance and/or its affiliates to prospective purchasers on a strictly confidential basis, PROVIDED that the Information Memorandum will not be provided to a Holder (whether or not a Member of the Issuer as defined in the Issuer's LLC Agreement), any prospective purchaser or any other person who has not entered into a written confidentiality agreement with respect thereto and to any other confidential information provided by the Issuer or its advisors, including any such information provided or obtained pursuant to this letter agreement, that is customary for a private sale transaction and reasonably satisfactory, in form and substance, to the Issuer (each, a "Confidentiality Agreement"). The Issuer will be responsible for the contents of the Information Memorandum, subject to normal exceptions, including any forward looking information contained therein, which will be prepared in good faith;

     (e) subject to execution of Confidentiality Agreements, provide for review any information provided to any of the Issuer's lenders, or to the lenders of any of the Issuer's principal operating subsidiaries, within the past 12 months;

     (f) subject to execution of Confidentiality Agreements, provide all information and documentation reasonably requested by a prospective purchaser and its counsel in connection with their

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          investigation of the Issuer's business, financial performance and prospects, including, without limitation, everything to be provided to Inspectors pursuant to Section 5(p) of the Registration Rights Agreement;

     (g)  subject to execution of Confidentiality Agreements,

          (i) as reasonably determined by the Issuer, make the appropriate senior management of the Issuer (including, without limitation, the Issuer's CFO and Treasurer) and each of the Issuer's principal business units available to participate in conference calls, meetings at the offices of the Issuer (or such other places as agreed between the parties and such other marketing support activities for the Registrable Notes to be sold under this letter agreement, PROVIDED that in each case under this clause (i) such activities shall be arranged so as to cause minimal disruption to such management personnel's work-related duties to the Issuer and its affiliates, and PROVIDED FURTHER that upon receipt of a written notice from the Issuer that the activities proposed by ICI Finance and/or its affiliates, any prospective purchaser or anyone acting on behalf of any of the foregoing would exceed the level of cooperation from the Issuer described in this clause (i) with respect to any member of the Issuer's senior management (other than the Issuer's CFO and Treasurer), ICI Finance and/or its affiliates may (1) instruct the Issuer to participate in a Private Sale Roadshow (as described in (ii) below) or (2) instruct the Issuer not to exceed the level of cooperation from the Issuer described under this clause (i), PROVIDED that in the circumstances referred to in this clause (2), the Issuer agrees that for a period of 15 business days following such instruction the Issuer will continue to cooperate to the extent such cooperation is required under this clause (i) in order to allow a prospective purchaser an opportunity to complete a Private Sale, or

          (ii) at the request of ICI Finance and/or its affiliates,

               (A) as reasonably determined by the Issuer, make reasonably available the appropriate senior management of the Issuer and each of the Issuer's principal business units for discussions concerning their respective businesses and prospects, with a view to providing all reasonable assistance to the due diligence efforts of a prospective purchaser and its advisors, and

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               (B)  make reasonable arrangements for site visits to facilities operated by the Issuer and each of its principal business units for any prospective purchaser and its advisors (it being agreed by the parties that the activities described in clause (ii)(A) and (B) together constitute a "Private Sale Roadshow");

     (h) subject to execution of Confidentiality Agreements, provide the information and consultation rights necessary for a prospective purchaser to qualify as a venture capital operating company pursuant to the Employee Retirement Income Security Act guidelines; and

     (i) provide any further assistance reasonably requested by ICI Finance and/or its affiliates or any prospective purchaser and customarily provided in private sale transactions of a similar kind.

6. In connection with any offering under the Registration Rights Agreement or a Private Sale under this letter agreement, the Issuer and ICI Finance and/or its affiliates each agree to use their respective reasonable endeavors to coordinate their respective activities in the bond markets so as to facilitate an orderly market for any such offering or Private Sale and any other bond offerings or private sale transactions of debt securities, in which the Issuer is involved, including, in the case of a bond offering, piggy-back rights or other forms of joint offering.

7. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed entirely within the State of New York, without regard to principles of conflicts of law.

8. The benefits of this letter agreement may not be assigned except that ICI Finance may assign its interests to any of its affiliates, provided that if ICI Finance and/or its affiliates participates in any transaction or series of related transactions that would result in any such assignee affiliate no longer constituting an affiliate of ICI Finance, then the assignment to such affiliate shall be deemed to be an assignment of this letter agreement to a non-affiliated third party for the purposes of this Section 8.

9. This letter agreement shall inure to the benefit of and be binding upon the successors and permissible assignees of the parties hereto.

10. No variation of this letter agreement (or any of the documents referred to in this letter agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties to it. The expression "variation" shall

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     include any variation, supplement, deletion or replacement however effected.

11. No delay or omission on the part of any party to this letter agreement in exercising any right, power or remedy provided under this letter agreement or any other documents referred to in it shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided under this letter agreement or any document referred to in it shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

12. This letter agreement, together with the Registration Rights Agreement and the Indenture, set out the entire agreement and understanding between the parties with respect to the subject matter hereof. Nothing in this letter agreement shall be deemed to affect the rights and obligations of the parties under the Registration Rights Agreement or the Indenture, except as otherwise expressly provided herein.

13. This letter agreement may be executed in several counterparts and by the different parties hereto on separate counterparts, and when executed, each such counterpart shall be deemed to be an original, said counterparts together to constitute one and the same instrument.

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If you are in agreement with the foregoing, kindly acknowledge and return this letter to the attention of the undersigned.


                                        Sincerely,

                                        HUNTSMAN INTERNATIONAL HOLDINGS LLC

                                        By:
                                           --------------------------------
                                           Name:
                                           Title:



Agreed and accepted as of
the date first written above:

ICI FINANCE PLC

By:
   ---------------------------
   Name:
   Title:




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                                                                         ANNEX A



                FORM OF PURCHASERS' REGISTRATION RIGHTS AGREEMENT



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